Exhibit 23.3

Consent of Independent Auditors

We consent to incorporation by reference in this Registration Statement (on Form S-8) pertaining to the Warner Bros. Discovery, Inc. Stock Incentive Plan, Warner Bros. Discovery, Inc. 2013 Incentive Plan, Warner Bros. Discovery, Inc. 2005 Non-Employee Director Incentive Plan and Warner Bros. Discovery, Inc. 2011 Employee Stock Purchase Plan of our report dated March 4, 2022, with respect to the combined financial statements of the WarnerMedia Business included in the Current Report on Form 8-K/A of Warner Bros. Discovery, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

April 22, 2022